RUBY TUESDAY, INC.

Financial Results For the First Quarter of Fiscal Year 2006
(Amounts in thousands except per share amounts)

	13 Weeks Ended		13 Weeks Ended
	August 30, 2005	Percent of Sales	August 31, 2004	Percent of Sales	Percent Change
			(as restated)*
Revenue:
Restaurant sales and operating revenue	$ 304,343	98.7	$ 262,854	98.3
Franchise revenue	3,880	1.3	4,669	1.7
Total operating revenue	308,223	100.0	267,523	100.0	15.2
Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	81,643	26.8	67,335	25.6
Payroll and related costs	95,729	31.5	80,103	30.5
Other restaurant operating costs	53,225	17.5	45,576	17.3
Depreciation and amortization	17,174	5.6	15,562	5.9
(as a percent of Total operating revenue)
Selling, general and administrative, net	25,959	8.4	14,828	5.5
Equity in (earnings) of unconsolidated franchises	(64)	0.0	(1,764)	(0.7)
Total operating costs and expenses	273,666		221,640
Earnings before Interest and Taxes	34,557	11.2	45,883	17.2	(24.7)
Interest expense, net	1,913	0.6	592	0.2
Pre-tax Profit	32,644	10.6	45,291	16.9

Provision for income taxes	11,001	3.6	16,204	6.1
Net Income	$ 21,643	7.0	$ 29,087	10.9	(25.6)

Earnings Per Share:
Basic	$ 0.34		$ 0.45		(24.4)

Diluted	$ 0.34		$ 0.44		(22.7)

Shares:
Basic	63,529		65,244

Diluted	64,290		66,526

*-Amounts reflect the impact of the restatement of our financial statements as disclosed in our 10-K/A dated April 26, 2005.